Exhibit 99.1

AMEDISYS PREVIEWS THIRD QUARTER 2016 RESULTS

Baton Rouge, Louisiana (October 27, 2016) — Amedisys, Inc. (NASDAQ: “AMED”), one of America’s leading home health and hospice care companies, today announced preliminary financial results for the third quarter ended September 30, 2016. These preliminary results are subject to completion of the Company’s quarterly financial and accounting procedures.

Amedisys anticipates quarterly revenue of approximately $362 million and net income attributable to Amedisys, Inc. per diluted share between $0.33 and $0.35 on a GAAP basis. On an adjusted basis, net income attributable to Amedisys, Inc. per diluted share for the quarter is anticipated to be between $0.35 and $0.37.

Overall volume for the quarter was solid, with same store home health Medicare admissions increasing 1% over last year and same store hospice admissions rising 16%. The Company also achieved its planned operating efficiencies during the period that we previously outlined. However, there were certain unexpected cost increases, the most significant of which were:

•	A $2.5 million increase in health insurance expenses above seasonal levels.

•	A $1.2 million increase in bad debt expense above recent trends.

•	We have experienced a $37.5 million increase in net patient accounts receivable since December 31, 2015. This increase is directly attributable to our conversion to HomeCare HomeBase. The increase in bad debt expense results from the aging of the receivable balance increase. We remain confident that these balances will decline and the ultimate collectability is not materially impacted.

Paul Kusserow, President and Chief Executive Officer of Amedisys, remarked, “Hospice and personal care volumes continue to be strong and above our plan. Our Medicare growth in home health, particularly in August, was below our plan. Our August growth results were disappointing as we worked through some challenging events in the organization, including the disastrous flooding in Baton Rouge. Our corporate headquarters in Baton Rouge were closed for a week and over 30% of our employees’ homes in the area were flooded. Additionally, we faced the most challenging quarter of our HomeCare HomeBase implementation. During the quarter, home health care centers representing approximately 50% of our patient census were in some phase of the implementation. As planned, the last group of 32 care centers will go live on the system next Monday, October 31st. This project has been an extensive undertaking executed at a remarkably fast pace and will be completed on time. I am incredibly proud of our team and their dedication through this transition.”

Kusserow added, “The extensive disruption in the third quarter and the winding down of the HomeCare HomeBase implementation in the fourth quarter will likely lead to some continued softness in home health volume. However, we are excited about the foundation we are building and are confident in our 2017 plan. We look forward to providing additional detail on our third quarter call.”

The Company plans to issue its earnings release for the quarter after the market closes on Thursday, November 3rd. The conference call to discuss results is scheduled for 11:00 a.m. Eastern Time (10:00 a.m. Central Time) on Friday, November 4th. To participate on the conference call, please call a few minutes before 11:00 a.m. ET to either (877) 524-8416 (Toll free) or (412) 902-1028 (Toll). A replay of the conference call will be available through December 3, 2016. The replay dial in number is (877) 660-6853 (Toll free) or (201) 612-7415 (Toll) and use conference ID #13648537.

A live webcast of the call will be accessible through our website on our Investor Relations section at the following web address: http://investors.amedisys.com.

Amedisys, Inc. (the “Company”) is headquartered in Baton Rouge, Louisiana and our common stock trades on the NASDAQ Global Select Market under the symbol “AMED”.

Information Regarding Preliminary Financial Results

The preliminary estimated financial information contained in this press release for the quarter ended September 30, 2016 reflects management’s estimates based solely upon information available to it as of the date of this press release and is not final. The preliminary estimated financial information presented above has not been reviewed by our independent registered public accounting firm, KPMG LLP. Accordingly, KPMG LLP does not express an opinion on or provide any other form of assurance with respect thereto and assumes no responsibility for this information. The information presented above should not be considered a substitute for full unaudited financial statements for the quarter ended September 30, 2016 once they become available and should not be regarded as a representation by us or our management as to our actual financial results for the quarter ended September 30, 2016. The ranges for the preliminary estimated financial results described above constitute forward-looking statements. The preliminary estimated financial information presented above is subject to change, and our actual financial results may differ from such preliminary estimates and such differences could be material. Accordingly, you should not place undue reliance upon these preliminary estimates.

About Amedisys

Amedisys, Inc. is a leading healthcare at home Company delivering personalized home health, hospice and personal care. Amedisys is focused on delivering the care that is best for our patients, whether that is home-based personal care; recovery and rehabilitation after an operation or injury; care focused on empowering them to manage a chronic disease; or hospice care at the end of life. More than 2,200 hospitals and 61,900 physicians nationwide have chosen Amedisys as a partner in post-acute care. Founded in 1982, headquartered in Baton Rouge, LA with an executive office in Nashville, TN, Amedisys is a publicly held company. With more than 16,000 employees, in 419 care centers in 34 states, Amedisys is dedicated to delivering the highest quality of care to the doorsteps of more than 340,000 patients in need every year. For more information about the Company, please visit: www.amedisys.com.

We use our company website as a channel of distribution for important company information. Important information, including press releases, analyst presentations and financial information regarding the Company is routinely posted on and accessible on the “Investor Relations” subpage of our website, which is accessible by clicking on the tab labeled “Investors” on our website home page. We will also use our website to expedite public access to time-critical information regarding the Company in advance of or in lieu of distributing a press release or a filing with the Securities and Exchange Commission (“SEC”) disclosing the same information. In addition, we make available on the Investor Relations subpage of our website (under the link “SEC filings”) free of charge our annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, ownership reports on Forms 3, 4 and 5 and any amendments to those reports as soon as practicable after we electronically file such reports with the SEC. Further, copies of our Certificate of Incorporation and Bylaws, our Code of Ethical Business Conduct and the charters for the Audit, Compensation, Nominating and Corporate Governance, Quality of Care and Compliance and Ethics Committees of our Board are also available on the Investor Relations subpage of our website (under the link “Corporate Governance”).

Forward-Looking Statements

When included in this press release, words like “believes,” “belief,” “expects,” “plans,” “anticipates,” “intends,” “projects,” “estimates,” “may,” “might,” “would,” “should” and similar expressions are intended to identify forward-looking statements as defined by the Private Securities Litigation Reform Act of 1995. These forward-looking statements involve a variety of risks and uncertainties that could cause actual results to differ materially from those described therein. These risks and uncertainties include, but are not limited to the following: changes in Medicare and other medical payment levels, our ability to open care centers, acquire additional care centers and integrate and operate these care centers effectively, changes in or our failure to comply with existing Federal and State laws or regulations or the inability to comply with new government regulations on a timely basis, competition in the home health industry, changes in the case mix of patients and payment methodologies, changes in estimates and judgments associated with critical accounting policies, our ability to maintain or establish new patient referral sources, our ability to attract and retain qualified personnel, changes in payments and covered services due to the economic downturn and deficit spending by Federal and State governments, future cost containment initiatives undertaken by third-party payors, our access to financing due to the volatility and disruption of the capital and credit markets, our ability to meet debt service requirements and comply with covenants in debt agreements, business disruptions due to natural disasters or acts of terrorism, our ability to integrate and manage our information systems, our ability to comply with requirements stipulated in our corporate integrity agreement and changes in law or developments with respect to any litigation relating to the Company, including various other matters, many of which are beyond our control.

Because forward-looking statements are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified, you should not rely on any forward-looking statement as a prediction of future events. We expressly disclaim any obligation or undertaking and we do not intend to release publicly any updates or changes in our expectations concerning the forward-looking statements or any changes in events, conditions or circumstances upon which any forward-looking statement may be based, except as required by law.

Non-GAAP Financial Measures

This press release includes the following non-GAAP financial measure as defined under SEC rules: adjusted net income attributable to Amedisys, Inc. per diluted share, defined as net income attributable to Amedisys, Inc. per diluted share excluding the earnings per share effect of certain items. In accordance with SEC rules, we have provided herein a reconciliation of this non-GAAP financial measure to the most directly comparable measure under GAAP. Management believes that this is a useful gauge of our performance and is a common measure used in our industry to assess relative financial performance among companies.

Contact:

Amedisys, Inc.

David Castille

Managing Director, Finance and Asst. Treasurer

225-299-3665

david.castille@amedisys.com

AMEDISYS, INC. AND SUBSIDIARIES

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES TO GAAP FINANCIAL MEASURES

(Amounts in thousands)

(Unaudited)

Adjusted Net Income Attributable to Amedisys, Inc. per Diluted Share:

For the Three-Month Period Ended September 30, 2016
Net income attributable to Amedisys, Inc. per diluted share	$0.33 - $0.35
Add:
Certain items (2)	0.02

Adjusted net income attributable to Amedisys, Inc. per diluted share (1) (3)	$0.35 - $0.37

(1)	Adjusted net income attributable to Amedisys, Inc. per diluted share is defined as net income attributable to Amedisys, Inc. per diluted share excluding the earnings per share effect of certain items as described in footnote 2.
(2)	The following details the certain items for the three-month period ended September 30, 2016:

For the Three-Month Period Ended September 30, 2016
(Income) Expense
HCHB implementation	$1,993
Acquisition costs	467
Legal fees - non-routine	374
Legal settlements	(1,242)
Restructuring activity	1,965
Disaster relief	338
Miscellaneous, other (income) expense, net	(2,737)

Total	$1,158

Net of tax	700

Diluted EPS	0.02

(3)	Adjusted net income attributable to Amedisys, Inc. per diluted share should not be considered as an alternative to, or more meaningful than, income before income taxes, cash flow from operating activities, or other traditional indicators of operating performance. This calculation may not be comparable to a similarly titled measure reported by other companies, since not all companies calculate this non-GAAP financial measure in the same manner.

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